Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ServiceNow, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, issuable in respect of assumed restricted stock units under the Finite Automata, Inc. 2019 Stock Incentive Plan, as amended	Rule 457(c) and Rule 457(h)	47,660	$351.79	$16,766,311.40	$0.0001102	$1,847.65
Total Offering Amounts			47,660		$16,766,311.40		$1,847.65
Total Fee Offsets							–
Net Fee Due							$1,847.65

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of ServiceNow, Inc. (the “Registrant”), par value $0.001 (the “Common Stock”) issuable pursuant to restricted stock units assumed by the Registrant as a result of the consummation on October 14, 2022, of the transaction contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2022, by and among the Registrant, Exponent Acquisition Sub, Inc., Era Software, Inc. and Shareholder Representative Services LLC.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h), based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on October 13, 2022.